                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_] Confidential for Use of the
[_]  Definitive Proxy Statement                Commission Only (as permitted
[_]  Definitive Additional Materials           by Rule 14a-6(e)(2))
[X]  Soliciting Material Under Rule 14a-12


                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

                                                                    News Release
                                              [Willamette Industries, Inc. logo]

FOR IMMEDIATE RELEASE
January 17, 2001

CONTACT:    Greg Hawley              Cathy Dunn              Paul Verbinnen/David Reno/
            EVP & CFO                VP Communications       Jim Barron
            Willamette Industries    Willamette Industries   Citigate Sard Verbinnen
            503-273-5640             503-273-5642            212-687-8080

               WILLAMETTE REPORTS STRONG FOURTH QUARTER EARNINGS

PORTLAND, ORE. - (NYSE:WLL) - Willamette Industries (NYSE:WLL) today reported financial results for the fourth quarter and year ended December 31, 2000.

Net earnings for the 2000 fourth quarter were $86.0 million, or $0.78 per diluted share, an increase over net earnings of $83.6 million, or $0.75 per diluted share, in the fourth quarter of 1999. Sales for the 2000 fourth quarter were $1.1 billion, up slightly over the same period last year. Fourth quarter net earnings include a year-to-date tax rate decrease from 34.5% to 33%, which improved earnings by $0.05 per share, offset by a $0.05 per share charge associated with the defense of the unsolicited hostile takeover initiated by Weyerhaeuser during the fourth quarter of 2000. Total pretax cost associated with this defense could approximate $50 million.

Net earnings for the full year 2000 were $344.9 million, or $3.12 per diluted share, up 33.9% from 1999 net earnings of $260.5 million, or $2.33 per diluted share. Sales for 2000 were $4.7 billion, up 8.9% from the $4.3 billion recorded in 1999.

Duane McDougall, President and Chief Executive Officer, said, "Willamette produced strong earnings results for the quarter despite weakening conditions in the general economy, sharply rising energy costs and a hostile takeover attempt by Weyerhaeuser. Our strong performance under these difficult circumstances is the result of our efficient high quality asset base, our leading customer service, and the exceptional dedication and efforts of our employees.

"Earnings were driven by improved pricing for white paper, and lower raw material costs for our brown paper operations. Volumes were down slightly due to normal seasonal softening," McDougall continued. "While the building materials market remains at the bottom of the cycle in terms of pricing across product lines, our plants continued to run efficiently and we began to see the benefits of increased timber availability on raw material costs."

Commenting on the Company's outlook, McDougall said: "Prospects look mixed for the first quarter of 2001. However, even in the face of economic and market pressures, rising energy costs, and a hostile takeover attempt, we believe we will remain the performance leader in the forest products industry. This leadership will only be enhanced over time by recent capital projects which will further enhance our competitive position and profitability. We are confident that continued pursuit of our long-term strategic plan will yield significant growth opportunities for shareholders, customers and our other constituencies."

Conference Call Information:

        WHAT:             Willamette Industries Earnings Conference Call

        WHEN:             Wednesday, January 17, 2001
                          11:00 a.m. Eastern time

        NUMBER:           1-800-521-5431
                          Dial in by 10:45 a.m. Eastern time
                          Conference name/reservation number: 906528

        WEBCAST:          www.streetfusion.com "Earnings Events"
                          --------------------

        REBROADCAST       January 17 3:30 p.m. Eastern time through
        DATES:            January 24 5:00 p.m. Eastern time

        REBROADCAST       1-800-625-5288 or 303-804-1855
        NUMBER:           Reservation number 906528

Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.



Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.

Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Soliciting Materials on Schedule 14A filed by Willamette with the SEC on January 3, 2001.


                                -Tables Follow-

                          WILLAMETTE INDUSTRIES, INC.
                             FINANCIAL HIGHLIGHTS


                                         2000            1999
                                         ----            ----

Quarter Ended December 31:
--------------------------

Basic Earnings Per Share       $         0.79  $         0.75

Diluted Earnings Per Share     $         0.78  $         0.75

Sales *                        $1,126,990,000  $1,108,540,000

Earnings Before Taxes          $  119,071,000  $  130,289,000

Net Earnings                   $   85,955,000  $   83,609,000

Average Shares Outstanding:
  Basic                           109,286,000     111,574,000

  Diluted                         109,745,000     112,149,000




Twelve Months Ended December 31:
--------------------------------

Basic Earnings Per Share       $         3.14  $         2.34

Diluted Earnings Per Share     $         3.12  $         2.33

Sales *                        $4,651,761,000  $4,272,957,000

Earnings Before Taxes          $  514,387,000  $  413,275,000

Net Earnings                   $  344,887,000  $  260,475,000

Average Shares Outstanding:
  Basic                           109,982,000     111,375,000

  Diluted                         110,717,000     112,001,000

* Sales for all periods presented have been reclassified to conform with EITF 00-10 "Accounting for Shipping and Handling Costs."

WILLAMETTE INDUSTRIES, INC.                                                        January 17, 2001
Quarterly Statistical Data
Fourth Quarter 2000

                                                                   Fourth Quarter                  Year-to-Date
                                                           --------------------------    ----------------------------
                                                                2000           1999            2000            1999
                                                                -----          -----           -----           -----
PRODUCT SHIPMENTS
-----------------
  Lumber 1" - MBF                                              219,543        198,675         862,756         819,800
  Plywood - 3/8" MSF                                           312,481        373,293       1,432,448       1,579,715
  Oriented Strand Board  - 3/8" MSF                             64,314         79,108         295,718         320,746
  Domestic Particleboard - 3/4" MSF                            142,464        149,462         630,020         620,384
  International Particleboard - 3/4" MSF                        38,076         39,402         140,627          69,069
  Domestic MDF - 3/4" MSF                                       77,119         77,493         321,123         321,132
  International MDF - 3/4" MSF                                  66,603         64,969         256,300         251,945
  Domestic Corrugated - MSF                                  6,253,144      6,204,439      25,475,221      25,125,344
  International Corrugated - MSF                               399,167         89,512       1,093,024         342,903
  Grocery Bags - Tons                                           27,165         29,960         108,567         113,958
  Business Forms - Tons                                         90,189         97,966         369,200         374,438
  Cut-sheets - Tons                                            172,168        162,739         731,967         650,567
  Brown Mills - Tons                                           471,109        473,456       1,885,166       1,839,322
  Market Pulp - Tons                                            71,171         46,020         211,838         144,276
  White Mills - Tons                                           364,740        382,206       1,494,672       1,456,523

SEGMENT INFORMATION ($ in Thousands)
------------------------------------
  Sales: (1)
    Building Materials Group                                 $ 324,370      $ 368,295      $1,436,580      $1,552,739
    Brown Paper                                                447,716        400,978       1,763,892       1,522,195
    White Paper                                                354,904        339,267       1,451,289       1,198,023
  Operating Earnings:
    Building Materials Group                                    23,207         38,790         137,259         253,910
    Brown Paper                                                103,967         73,326         355,011         225,283
    White Paper                                                 43,402         60,897         207,702         118,955
    Corporate                                                  (11,480)       (11,353)        (46,715)        (47,879)

SUPPLEMENTAL FINANCIAL ($ in Thousands)
----------------------
  Cost of Sales (1)                                            895,487        882,056       3,729,685       3,468,994
  Selling & Administrative Expense (1)                          72,407         64,824         268,819         253,694
  Non-Recurring and Other Income (Expense) - Net (2), (4)      (11,437)        (1,524)        (19,737)        (11,710)
  Interest Expense - Net                                        28,588         29,847         119,133         125,284
  Capitalized Interest                                           1,798          1,708           5,163           3,998
  Income Taxes (3)                                              33,116         46,680         169,500         152,800
  Tax Rate  (3)                                                  27.8%          35.8%           33.0%           37.0%
  Depreciation & Amortization                                   69,868         65,046         270,225         257,522
  Cost of Fee Timber Harvested                                  11,737         10,665          44,774          46,197
  Deferred Taxes                                                 9,151         26,644          70,011          86,938
  Plant, Property & Equipment                                  133,602         86,522         379,667         267,856
  Timber, Roads & Reforestation                                  4,296          4,073          19,221          22,390
  Acquisitions                                                   3,480              -         169,334               -

AVERAGE SHARES OUTSTANDING (in Thousands)

  Basic                                                        109,286        111,574         109,982         111,375
  Diluted                                                      109,745        112,149         110,717         112,001

(1) Sales, cost of sales, and selling and administrative expenses for all periods presented have been reclassified to conform with EITF 00-10 "Accounting for Shipping and Handling Costs."

(2) Non-recurring expense for the fourth quarter of 2000 includes charges of $8.0 million for hostile takeover defense costs and $4.0 million for the closure of the Ruston, Louisiana, plywood plant. In addition, non-recurring expense for the year ended December 31, 2000, also includes charges totaling $5.1 million related to estimated costs for the closure of the Dallas, Oregon, plywood plant and settlement costs for alleged violations of the Clean Air Act involving the company's building materials operations.

(3) The fourth quarter of 2000 includes an adjustment of $.05 per share related to a change in the effective tax rate from 34.5% to 33.0%.

(4) Non-recurring expense for the year ended December 31, 1999 includes a $10.0 million charge related to an estimate of environmental penalties resulting from allegations of Clean Air Act issues at the company's building materials operations.

                          Willamette Industries, Inc.
                          Consolidated Balance Sheets
                   (000s omitted, except per share amounts)

                                                                                                12/31/00        12/31/99
                                                                                              -------------   -------------
Assets
    Current Assets:
       Cash...............................................................................  $       24,284  $       25,557
       Accounts receivable - net..........................................................         459,591         382,763
       Inventories........................................................................         473,788         445,110
       Prepaid expenses...................................................................          35,154          36,160
                                                                                              -------------   -------------
          Total current assets............................................................         992,817         889,590
    Other assets..........................................................................          92,975          99,532
    Timber, timberlands and related facilities - net......................................       1,014,285       1,057,529
    Property, plant and equipment - net...................................................       3,017,593       2,751,210
                                                                                              -------------   -------------
                                                                                            $    5,117,670  $    4,797,861
                                                                                              =============   =============
Liabilities and Stockholders' Equity
    Current Liabilities:
       Notes payable - current............................................................  $      127,499  $       16,873
       Accounts payable and accrued expenses..............................................         450,040         393,046
       Federal and state income taxes.....................................................          19,184          22,200
                                                                                              -------------   -------------
          Total current liabilities.......................................................         596,723         432,119
    Long-term debt........................................................................       1,542,926       1,628,843
    Deferred income taxes and other liabilities...........................................         596,978         533,187
    Stockholders' Equity:
       Common stock, $.50 par value; authorized 150,000
          shares; issued and outstanding 109,417 and 111,587 shares.......................          54,709          55,794
       Capital surplus....................................................................         229,598         303,626
       Retained earnings..................................................................       2,096,736       1,844,292
                                                                                              -------------   -------------
          Total stockholders' equity......................................................       2,381,043       2,203,712
                                                                                              -------------   -------------
                                                                                            $    5,117,670  $    4,797,861
                                                                                              =============   =============

---------------------------------------------------------------------------------------------------------------------------

                                                Consolidated Statements of Earnings
                                             (000s omitted, except per share amounts)

                                                                  Three Months Ended              Twelve Months Ended
                                                             -----------------------------    -----------------------------
                                                               12/31/00        12/31/99         12/31/00        12/31/99
                                                             -------------   -------------    -------------   -------------
Net sales................................................. $    1,126,990  $    1,108,540   $    4,651,761  $    4,272,957
Cost of sales.............................................        895,487         882,056        3,729,685       3,468,994
                                                             -------------   -------------    -------------   -------------
    Gross profit..........................................        231,503         226,484          922,076         803,963
Selling and administrative expense........................         72,407          64,824          268,819         253,694
Non-recurring and other income (expense) - net............        (11,437)         (1,524)         (19,737)        (11,710)
                                                             -------------   -------------    -------------   -------------
    Operating earnings....................................        147,659         160,136          633,520         538,559
Interest expense..........................................         28,588          29,847          119,133         125,284
                                                             -------------   -------------    -------------   -------------
    Earnings before income taxes..........................        119,071         130,289          514,387         413,275
Income taxes..............................................         33,116          46,680          169,500         152,800
                                                             -------------   -------------    -------------   -------------
    Net earnings.......................................... $       85,955  $       83,609   $      344,887  $      260,475
                                                             =============   =============    =============   =============
Basic earnings per share.................................. $         0.79  $         0.75   $         3.14  $         2.34
                                                             =============   =============    =============   =============
Diluted earnings per share................................ $         0.78  $         0.75   $         3.12  $         2.33
                                                             =============   =============    =============   =============
Average shares outstanding - basic........................        109,286         111,574          109,982         111,375
                                                             =============   =============    =============   =============
Average shares outstanding - diluted......................        109,745         112,149          110,717         112,001
                                                             =============   =============    =============   =============

                          Willamette Industries, Inc.
                             Summary of Cash Flows
                                (000s omitted)

                                                            Twelve Months Ended
                                                       ------------------------------
                                                        12/31/00         12/31/99
                                                       ------------    --------------
Operating Activities:

     Net earnings                                    $     344,887   $       260,475
     Depreciation, amortization and cost of
         fee timber harvested                              314,999           303,719
     Deferred income taxes                                  70,011            86,938
     Change in working capital items                       (39,424)          (48,266)
                                                       ------------    --------------
                                                           690,473           602,866
                                                       ------------    --------------

Investing Activities:

     Proceeds from sale of assets                            5,704             5,965
     Expenditures for property purchases                  (379,667)         (267,856)
     Expenditures for timber, timberlands,
        roads, and reforestation                           (19,221)          (22,390)
     Acquisitions                                         (169,334)                -
     Other                                                  13,646           (33,329)
                                                       ------------    --------------
                                                          (548,872)         (317,610)
                                                       ------------    --------------

Financing Activities:

     Net change in operating lines of credit               108,383           (33,635)
     Debt borrowing                                        115,038            27,770
     Proceeds from sale of common stock                      8,931            18,725
     Repurchased common stock                              (84,071)                -
     Cash dividends                                        (92,443)          (77,984)
     Payment on debt                                      (198,712)         (225,934)
                                                       ------------    --------------
                                                          (142,874)         (291,058)
                                                       ------------    --------------
Change in cash                                       $      (1,273)  $        (5,802)
                                                       ============    ==============

Notes:

(A) Non-recurring expense for the fourth quarter of 2000 includes charges of $8.0 million for hostile takeover defense costs and $4.0 million for the closure of the Ruston, Louisiana, plywood plant. In addition, non-recurring expense for the year ended December 31, 2000, also includes charges totaling $5.1 million related to estimated costs for the closure of the Dallas, Oregon, plywood plant and settlement costs for alleged violations of the Clean Air Act involving the company's building materials operations.

(B) In the second quarter of 2000, the company completed its acquisition of Corrugados Tehuacan S.A. de C.V. This company operates a state-of-the-art corrugated container plant, a solid fiber box plant and a small recycled linerboard and medium mill, all located in Mexico. Also in the second quarter of 2000, the company purchased a hardwood pulp mill in Port Wentworth, Georgia.

(C) Sales, cost of sales, and selling and administrative expense for all periods presented have been reclassified to conform with EITF 00-10 "Accounting for Shipping and Handling Costs."

(D) The fourth quarter of 2000 includes an adjustment of $.05 per share related to a change in the effective tax rate from 34.5% to 33.0%.

(E) Non-recurring expense for the year ended December 31, 1999 includes a $10.0 million charge related to an estimate of environmental penalties resulting from allegations of Clean Air Act issues at the company's building materials operations.

WILLAMETTE INDUSTRIES, INC.
SUPPLEMENTAL INFORMATION

                                                             (000s Omitted)

                                  -----------------------------------------------------------------------------------------------
                                          1995          1996          1997         1998          1999         2000          2001
                                      ---------    ----------    ----------   ----------    ----------    ---------    ----------
Non-Cash Charges:                                                                                                       Estimate
    Depreciation & Amortization     $  224,104       259,556       286,300      316,765       257,522      270,225       286,000

    Cost of Fee Timber Harvested    $   25,061        43,381        52,649       54,376        46,197       44,774        47,000
                                      ---------    ----------    ----------   ----------    ----------    ---------    ----------
        Subtotal                    $  249,165       302,937       338,949      371,141       303,719      314,999       333,000

    Deferred Taxes                  $   98,425        40,717        28,650        7,683        86,938       70,011        75,000
                                      ---------    ----------    ----------   ----------    ----------    ---------    ----------

        Total                       $  347,590       343,654       367,599      378,824       390,657      385,010       408,000
                                      =========    ==========    ==========   ==========    ==========    =========    ==========

Capital Expenditures:

    Timber, Roads & Reforest.       $   41,538        31,025        21,560       24,067        22,390       19,221        25,000

    Plant, Property & Equip. (1)    $  411,985       454,744       506,348      417,772       267,856      379,667       475,000

    Acquisitions                    $        -     1,019,274             -            -             -      169,334             -

Capitalized Interest                $    6,187        10,534        19,939       13,589         3,998        5,163        11,700

Interest Expense                    $   71,050        92,804       116,990      131,990       125,284      119,133       110,000

Tax Rate                                 37.5%         37.2%         34.4%        33.0%         37.0%        33.0%         33.0%

(1) Includes capitalized interest

                          WILLAMETTE INDUSTRIES, INC.
                              PRODUCTION SUMMARY

                                                                                                                       Projected
                                         1996            1997             1998            1999            2000            2001
                                     ------------    ------------    -------------   -------------    ------------    ------------
BUILDING MATERIALS GROUP

      Western Plywood - 3/8" msf        352,000         291,000          362,000         405,000         335,000         255,000

      Southern Plywood - 3/8" msf     1,083,000         936,000          731,000         824,000         792,000         604,000

      Atlantic Plywood - 3/8" msf       304,000         310,000          325,000         351,000         305,000         355,000
                                    ------------    ------------    -------------   -------------    ------------    ------------

        Total                         1,739,000       1,537,000        1,418,000       1,580,000       1,432,000       1,214,000
                                    ============    ============    =============   =============    ============    ============

      Oriented Strand Board -           143,000         310,000          299,000         321,000         296,000         330,000
       3/8" msf                     ============    ============    =============   =============    ============    ============


      Western Lumber - 1" mbf           421,000         484,000          580,000         640,000         659,000         694,000

      Southern Lumber - 1" mbf          117,000         140,000          175,000         180,000         188,000         186,000

      Atlantic Lumber - 1" mbf                -               -                -               -          16,000          39,000
                                    ------------    ------------    -------------   -------------    ------------    ------------

        Total                           538,000         624,000          755,000         820,000         863,000         919,000
                                    ============    ============    =============   =============    ============    ============

      Particleboard - 3/4" msf          546,000         593,000          616,000         689,000 (1)     771,000 (1)     914,000 (1)
                                    ============    ============    =============   =============    ============    ============

      MDF -3/4" msf                     284,000         466,000 (2)      540,000 (2)     573,000 (2)     577,000 (2)     611,000 (2)
                                    ============    ============    =============   =============    ============    ============

      Lam Beams - 1" mbf                 99,000          93,000           75,000          83,000          84,000          95,000
                                    ============    ============    =============   =============    ============    ============

      Structural I-Beams -               24,000          36,000           45,000          55,000          68,000          79,000
        M. Lin. Ft.                 ============    ============    =============   =============    ============    ============

      LVL - ccf                          16,000          27,000           34,000          46,000          52,000          57,000
                                    ============    ============    =============   =============    ============    ============


PAPER GROUP

      Brown Paper (3) - Tons          1,629,000       1,730,000        1,792,000       1,839,000       1,888,000 (3)   1,915,000 (3)
                                    ============    ============    =============   =============    ============    ============

      White Paper - Tons              1,040,000       1,117,000        1,274,000       1,456,000       1,483,000       1,471,000
                                    ============    ============    =============   =============    ============    ============

      Hardwood Market Pulp - Tons       134,000         134,000          125,000         137,000         203,000         406,000
                                    ============    ============    =============   =============    ============    ============

      Corrugated Containers - msf    21,528,000      22,976,000       24,491,000 (4)  25,709,000 (4)  26,925,000 (4)  29,480,000 (4)
                                    ============    ============    =============   =============    ============    ============

      Grocery Bags - Tons               118,000         113,000          105,000         111,000         104,000         109,000
                                    ============    ============    =============   =============    ============    ============

      Business Forms - Tons             326,000         345,000          316,000         334,000         307,000         298,000
                                    ============    ============    =============   =============    ============    ============

      Cut-Sheets - Tons                 423,000         500,000          586,000         697,000         799,000         946,000
                                    ============    ============    =============   =============    ============    ============

      (1) Includes International - 69,000 msf 1999, 141,000 msf 2000 and 233,000
          msf 2001.

      (2) Includes International - 161,000 msf 1997, 227,000 msf 1998, 251,000
          msf 1999, 256,000 msf 2000 and 272,000 msf 2001.

      (3) Linerboard, bag and medium. Includes International - 14,000 tons 2000 and 28,000 tons 2001.

      (4) Includes International - 357,000 msf 1998, 350,000 msf 1999, 1,204,000
          msf 2000 and 1,725,000 msf 2001.

                        ANALYST CONFERENCE CALL SCRIPT
                        ------------------------------


Conference Call Operator

Good morning. I'd like to welcome you to the Willamette Industries fourth quarter 2000 conference call.

[Before we begin, I have been asked to remind you that during the course of this conference call the company may make forward-looking statements within the meaning of the federal securities laws. The company believes that its expectations are reasonable and are based on reasonable assumptions. However, risks and uncertainties relating to future events could cause actual results to differ materially from expectations. For a full discussion of the risks and uncertainties, please refer to our recent SEC filings. The company does not intend and assumes no obligation to update any forward-looking statements. Following our discussion, we will have a question and answer period.]

I'd like now to introduce Duane C. McDougall, chief executive officer of Willamette Industries.

Mr. McDougall ...

                                      ***

Good morning and thank you for joining us today. I have with me Greg Hawley, executive vice president and chief financial officer.

Earlier this morning, we released our earnings for the 2000 fourth quarter and full year. You should all have either received a copy of the press release, or if not, accessed it on our web site.

Before I begin, let me clarify that this call is to review our fourth quarter and full year financial results. Obviously, there are a few other things going on, and I know most of you remain interested in the hostile takeover attempt by Weyerhaeuser. Our position on that has been clear from the start and we've been taking your calls and answering your questions on that matter all along. This call is to discuss our financial results. So please, lets keep the discussion on this call to Willamette's earnings. Thank you all in advance for your courtesy.

The fourth quarter was an outstanding one for Willamette, particularly in light of the significant challenges we faced. The overall economy has experienced a slowdown and with it our industry as a whole faces weakening conditions especially in the building materials and pulp markets, as well as sharply rising energy costs. In addition, we are dealing with the significant distraction of defending the hostile takeover attempt.

Yet again, Willamette's industry leadership shows in our strong financial performance. We believe our efficient high quality asset base, our leading customer service, and the exceptional dedication and efforts of our employees will allow us to continue to provide our shareholders with our historically proven returns which outperform the industry.

I'm very proud of the determination shown by our thousands of employees during this difficult time. They believe in this company and they will all continue to work hard to show you just how great Willamette can be.

Fourth quarter net earnings per diluted share of $0.78 were $.05 above consensus analyst estimates. We were quite surprised at the magnitude of the earnings warnings released earlier by others in the industry. There is no question that there have been many challenges this quarter. However, I would argue we have met those challenges better than others. While white and brown volumes were seasonably slower, our order files are still solid and our inventories are at normal year-end levels. I think everyone is pretty familiar with what is going on with the building materials markets for the year 2000 - between increased capacity, decreased demand, higher imports and lower exports - pricing is at the bottom and we don't see a lot changing in the short run.

An unanticipated drain on the Company is the cost of the defense of Weyerhauser's unsolicited hostile takeover attempt. What a waste - and before it is all over we believe Weyerhaeuser will have cost our shareholders as much as $50 million in pretax expense, not to mention countless hours of internal time. As you read in our release, $8 million of these costs were charged against earnings in the fourth quarter. Offsetting this charge was the reduction of our estimated annual tax rate from 34.5% to 33%.

Much has been made this quarter about the spike in energy costs. Before I turn it over to Greg, I thought I would remind you that we self-generate 61% of our energy and, with our cogen facilities, have some flexibility as to how this energy is used. This is certainly less true at our converting facilities, but overall we have not yet been significantly impacted by the rise in energy costs. As our suppliers continue to push these increased costs through to us however, we believe there will be added cost pressures in the first quarter of 2001.

Greg, do you want to run through some of the specifics?

Greg - sure Duane.



At the Corporate level I thought I would start with some basic return measures. Our return on average assets for the year 2000 is at 7% - a figure we believe will more than double the industry average for 2000.

Our return on average equity for 2000 was 15%, again a return that as others report 2000 earnings, we believe you will find is significantly above our competition.

Our 2000 EBITDA of $949 million was 20.4% of sales. This EBITDA margin continues to significantly outpace the industry.

Finally, our return on capital for 2000 was 12.0%, once again exceeding our cost of capital. We believe we are the only company in our industry whose return has exceeded its cost of capital for the past decade and beyond.

We also believe you will find that the gap between these return measures and the industry composite is widening over the last couple years - a trend we believe will continue as our cost reduction capital projects are brought into the production cycle.

At the Corporate level I'd also mention that our SG&A as a percentage of sales for 2000 ended up at 5.8%, below the 5.9% of the previous year - a figure we believe continues to be one of the lowest in the industry.


White Paper
-----------

Specific to the various business segments, our white paper order file has been steady with some seasonal slowing in December while market pulp mills experienced market-related slowdowns. White paper price increases implemented in October resulted in increased realizations of about $24 per ton over the third quarter. Operating earnings for the fourth quarter were about on par with the third quarter as slightly higher energy costs and seasonally reduced volume offset the positive price impact. With the softening in the pulp markets, our crew at Port Wentworth has been very flexible, occasionally running softwood pulp to help balance our internal needs, even though the plant is intended to run hardwood. Our inventory is at normal levels, and we continue to believe that Willamette's average white paper production per machine is the highest in the industry.

Brown Paper
------------

Willamette's domestic corrugated shipments were up 1.4% compared with last year, with operating earnings up 57.6%. This is in direct contrast to lower volume experienced by the remainder of the industry. Our box plants have been outperforming the industry at a very profitable level, partly because of our focus on customer service and our modern facilities. Let me remind you that Willamette exceeds the industry average by over $3 per MSF sold in terms of operating income. Fourth quarter pricing held up very well, falling off only about $5 per ton offset by OCC costs falling an average of $16 per ton. Energy costs had little effect on the brown side of our business due to our self generation efficiencies.

Building Materials
------------------

Building materials prices generally remain at the bottom of the cycle with fourth quarter volumes down due to normal seasonal slowing. High energy costs also contributed to weakness in the building materials business during the quarter, with particleboard and medium density fiberboard plants suffering the most. Operating earnings for the fourth quarter remain consistent with third quarter as volume and price reductions were offset by increases in export log sales and decreases in overall log costs due to lower purchased log costs and higher fee cut. Recent investments will benefit Willamette as we move through the cycle, and our diversified product line will help us to mitigate the cycle's impact on earnings. We are hopeful that there will be improvement in this market in late 2001.

Duane -

2000 Highlights
---------------

Duane - I might add that because of our year 2000 performance, the best in the Company's history next only to the peak in 1995, our cash generation has been equally outstanding. Cash flow from operating activities before working capital items exceeded $730 million and our debt-to-capital ratio declined to 41.2%. We accomplished many initiatives with this performance in 2000 including:

-  The acquisition and start-up of our Port Wentworth market pulp mill
-  Our Mexico expansion with the acquisition of three facilities
-  The new Phoenix corrugated plant
- $380 million of total capital expenditures for further cost reduction projects including:

        French particleboard line expansion

        Modernization projects at Albany, Johnsonburg, and Kingsport paper mills

        Cogeneration at Albany and Kentucky

- Increasing the cash dividend 16.7% from $.18 to $.21 - and we've never reduced our dividend in our 34 years as a public company.
-  In early 2000 repurchasing 2.5 million shares of Company stock

Projects in process include:

-  Further cogeneration capability at Kentucky and Albany

-  Elk Grove, Illinois corrugated plant relocation

-  A new preprint press and plant relocation in Oregon

-  New Oklahoma City corrugated box plant

-  Modernization of the Albany paper mill pulping line

-  New Carolina particleboard plant

-  And, of course, the Kingsport modernization

We also reduced capacity at a number of our less efficient facilities, and have closed our Ruston, Louisiana and Dallas, Oregon plywood plants along with the No. 2 paper machine at Johnsonburg. Willamette has consistently eliminated - and will continue to eliminate - inefficient or unprofitable capacity.

Outlook
-------

As you know, many of our competitors are having a very difficult time right now. Rising energy costs and softening demand are challenges facing the entire industry. But as you can see, we have met, and, in some cases, even taken advantage of, these market and industry challenges. Overcoming these issues requires Strong Focus - 1) on being the lowest cost producer, 2) on efficient management of a high quality asset base, 3) on excellent customer service, and
4) on exceptional employees - the very qualities which have made us the performance leader in the industry.

Our leadership will only be enhanced over time by recent capital projects which will further enhance our competitive position and profitability. In sum, we remain confident that continued pursuit of our long-term strategic plan will yield significant growth opportunities for shareholders, employees, customers and our other constituencies.

Again, thank you. We'd now be happy to take any questions you have on the earnings.

Operator...